                                                                    Exhibit 10.6

                         MANUFACTURING SUPPLY AGREEMENT
                              (SHILOH CORPORATION)

     This Manufacturing Supply Agreement ("Agreement") is made and entered into effective as of the 10th day of May, 2002, by and between MTD PRODUCTS INC, an Ohio corporation ("MTD") and SHILOH CORPORATION, an Ohio corporation ("Shiloh").

                              W I T N E S S E T H:

     WHEREAS, MTD is in the business of the development, manufacture, sale and distribution of lawn and garden products and associated attachments and accessories; and

     WHEREAS, Shiloh is primarily in the business of the development, manufacture and sale of automotive parts and is also involved in the manufacture and sale to MTD of components parts for outdoor power equipment; and

     WHEREAS, MTD concurrently with the execution of this Agreement has purchased certain assets utilized by Shiloh to manufacture certain parts for MTD; and

     WHEREAS, the parties desire to define a certain manufacturing supply agreement whereby MTD will purchase from Shiloh and Shiloh will sell to MTD certain parts on the terms and conditions set forth herein; and

     WHEREAS, Shiloh will also utilize such assets on behalf of other customers of Shiloh and Shiloh will make rental payments to MTD for use of such assets.

     NOW THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound, the parties hereby agree as follows:

     1. Manufacturing Equipment. Concurrently with the execution of this Agreement, MTD and Shiloh have executed a Purchase Agreement pursuant to which MTD purchased from Shiloh, the following machinery and equipment located at 402 Ninth Street, Mansfield, Ohio (the "Facility") (collectively referred to either the "Blanking Presses" or the "Purchased Assets"):

     (a) 1,500 Ton straight-side blanking press and feedline (Work Center 19) and related equipment as further identified on Schedule One attached hereto (the "1,500 Ton Press");

     (b) 2,000 Ton press and feedline (Work Center 24) and related equipment as further identified on Schedule Two attached hereto (the "2,000 Ton Press"); and

     (c) 1,000 C press and feedline (Work Center 25) and related equipment as further identified on Schedule Three attached hereto (the "1,000 C Press").

As to the Blanking Presses, the parties acknowledge and agree that Shiloh will utilize the Blanking Presses to manufacture lawn mower decks and related component parts as hereinafter identified for MTD. In addition, Shiloh may utilize the Blanking Presses for the manufacture of automotive parts provided that such use does not interfere with the manufacture of the lawn mower decks and related component parts by Shiloh for MTD. To the extent there is a dispute between the parties related to whose parts are to be manufactured with the Blanking Presses, the Parts of MTD shall supercede and have priority over any Shiloh parts manufactured with the Blanking Presses.

     2. Shiloh Service Fee. Upon execution of this Agreement, MTD shall pay to Shiloh, via wire transfer, the amount of Five Hundred Thousand Dollars ($500,000.00). Such payment will compensate Shiloh during the term of this Agreement for the following: (a) provision of manufacturing space for MTD without charging rent; (b) subject to Section 18 of this Agreement, normal, customary and routine maintenance of the Purchased Assets and the MTD owned tooling and dies and related equipment; (c) assistance with protection of MTD's intellectual property rights; (d) provision of cross functional team assistance to MTD to implement standardization, product substitution, part re-engineering and new product development; (e) compliance with and maintenance of records for the Purchased Assets regarding environmental matters; and (f) other obligations of Shiloh under this Agreement.

     3. MTD Component Parts. Shiloh will continue as provided herein to manufacture for MTD the lawn mower decks and related component parts, as further identified and set forth on Exhibit A attached hereto. Additional parts not listed on Exhibit A may be ordered by mutual agreement of MTD and Shiloh (the parts listed on Exhibit A and any such additional parts, collectively referred to as the "Parts").

     4. Non-Exclusive Purchase. Subject to Section 6 hereof, Shiloh acknowledges and agrees that MTD is not obligated to purchase any specific volume of Parts, and that MTD may, during and/or after the initial term of this Agreement, source the Parts with other vendors or internally. Notwithstanding the above, MTD shall give Shiloh sixty (60) days prior notice should MTD desire to source the Parts to another vendor or have the Parts produced internally at MTD and will coordinate any such re-sourcing consistent with current practices between the parties. If MTD determines to re-source certain Parts, the related amount of raw material (steel) inventory held by Shiloh consistent with relevant lead-times which cannot be used for production of other Parts or for other customers of Shiloh, will be purchased by MTD at Shiloh's cost.

     5. Planning. During the term of the Agreement, MTD and Shiloh will coordinate capacity planning for supply of the Parts.

     6. Forecasts. MTD will provide to Shiloh a twelve (12) month rolling forecast of its requirements (830 Reports) (the "Forecasts"). MTD will meet with Shiloh to periodically review these forecasts.

     7. Order Forms. MTD shall use its standard-form purchase order to order Parts hereunder. The provisions of this Agreement shall be deemed part of each Purchase Order and/or written quantity release, and in the event of conflict between the Purchase Order and/or written quantity release as currently written or amended in the future and this Agreement, the terms of this Agreement shall control. The arbitration provision of any Purchase Order from MTD will not be applicable.

     8. Rental Payments. In order for Shiloh to utilize the Purchased Assets, during the term of this Agreement and any renewals, Shiloh will make rental payments to MTD as follows:

     (a) Thirty-six (36) monthly installments commencing on May 15, 2002 and continuing thereafter on the 15th day of each month thereafter until April 15, 2005 in the amount of Seventy-Five Thousand Dollars ($75,000.00) each.

     (b) The annual rental payments (paid on a monthly basis) during any renewal terms will be mutually determined by the parties at least six
          (6) months prior to the expiration of the then existing term. The rental payments shall be based on fair rental value of the Purchased Assets and their utilization by Shiloh for non-MTD Parts. With regard to any terms for which the parties are not able to mutually agree upon such rental amount, the parties will retain an independent appraiser to determine such rental amount. The parties will each pay one-half (1/2) of the expense of the appraiser.

     9. Purchase Prices. The initial purchase prices for each of the Parts will be the prices set forth on Exhibit A attached hereto. Pricing during the term of this Agreement will change as a result of:

     (a) Annual five percent (5%) price reduction each year, on the anniversary date of this Agreement, applied to Shiloh's "value-added component" of the purchase prices as set forth on Exhibit A attached hereto; and

     (b) Periodic cost changes for raw materials (steel) used to manufacture the Parts resulting from material (individually or in the aggregate) increases or decreases based on prices charged to Shiloh by Shiloh's sources of steel. Such adjustments may be implemented on the initiation of either party and will be determined by the mutual agreement of the parties. Such agreement shall be based on the prices charged to Shiloh by Shiloh's sources of steel compared with verified market standards and such agreement will be subject to commercially reasonable review by both parties. MTD and Shiloh will not unreasonably withhold their consent to such adjustments.

     In addition to the above, MTD may conduct market-based price surveys to assure that all prices are competitive and if necessary, will review the results with Shiloh to assure that prices remain competitive.

     10. Payment. Unless otherwise mutually agreed, MTD will pay to Shiloh the amount shown in the Shiloh invoices for the Parts as follows: within seventy-five (75) days for Parts delivered in November - April; within forty-five (45) days for Parts delivered in May - July; and within ninety (90) days for Parts delivered in August - October. Nevertheless, if MTD, in good faith, disputes some amount shown therein and gives Shiloh prompt written notice of such dispute, MTD will pay any portion thereof not in dispute within the time herein specified, and the parties will as soon as reasonably practical thereafter, attempt in good faith to resolve the disputed portion of such invoice.

     11. Sourcing of Steel. In the production and manufacture of the Parts, Shiloh will purchase and have shipped directly to Shiloh's Facility, steel to produce the Parts. Shiloh may change the source of the steel without MTD's prior written consent as long as such steel complies with relevant specifications.

     12. Tooling. MTD owns and has provided to Shiloh all current relevant tooling, dies and certain related items utilized for the production of the Parts. Shiloh will take all appropriate actions to maintain the tooling, dies and other related items utilized to produce the Parts consistent with good business practices, ordinary wear and tear excepted. Upon the termination of this Agreement and/or production of a specific Part hereunder and as provided hereunder, Shiloh shall permit MTD to remove the applicable tooling, dies and related items no longer needed for production of the applicable Part provided that MTD has paid to Shiloh all invoices issued hereunder except to reasonably disputed amounts set forth in Section 10.

     13. Delivery. Shiloh will ship Parts in accordance with MTD's releases for delivery of its requirements (862 Reports). Without limiting the provisions of MTD's Purchase Order terms and conditions, if Shiloh does not timely deliver the Parts set forth in MTD's Forecasts and as a result MTD cannot timely deliver such applicable end products to its customers, MTD may assess Shiloh charge backs in amounts equal to the verified amounts which the customers of MTD charge back to MTD due to late delivery of the applicable end products sold by MTD to its customers. MTD and Shiloh will review any such matters prior to MTD assessing any charge backs and MTD will submit proper documentation and verification of such charge backs.

     14. Customer Support and Communications. Shiloh will provide a single point of contact to manage the Parts supply with MTD. This single point of contact will monitor day-to-day customer satisfaction (at each of MTD's plants) in the areas of delivery, quality and operations support. Where appropriate, Shiloh will provide on-site support at MTD's location at no additional cost.

     15. Location of Purchased Assets. The Purchased Assets are currently located at the Facility. During the initial term or any renewal term of this Agreement, Shiloh agrees that

Buyer shall not be required to remove the Purchased Assets from the Facility. Shiloh will continue to reserve the exclusive areas utilized for the operation of the Purchased Assets consistent with past practices during the initial term of this Agreement or any renewal term of this Agreement as applicable. Subject to Section 2 hereof, MTD shall not be required to pay any rent or rental related charges with regard to the placement of the Purchased Assets at the Facility. Shiloh will maintain insurance on the Facility.

     16.  Term of Agreement. Subject to earlier termination as set forth in
Section 20 of this Agreement, the term of this Agreement shall be three (3) years. Unless a party hereto provides written notice to the other party at least thirty (30) days prior to the end of the initial term of this Agreement or any renewal term, the term of this Agreement shall automatically renew for an additional term of one (1) year.

     17. Indemnification and Insurance. Shiloh will maintain casualty and general liability coverage for the Facility. Shiloh will maintain workers' compensation insurance coverage and will be responsible for any employee-related claims with regard to the Purchased Assets. MTD will maintain casualty insurance with regard to the Purchased Assets. In addition, MTD will indemnify Shiloh and will maintain product liability insurance with regard to the Parts manufactured with the Purchased Assets provided however MTD's obligation to provide indemnification shall not extend to or include claims allegedly resulting from unauthorized modifications or alteration of the Parts by Shiloh or claims alleging an act of independent negligence by Shiloh in manufacturing or furnishing the Parts.

     In the utilization of the Purchased Assets, Shiloh acknowledges that MTD will not have any responsibility for products liability claims or otherwise with regard to products manufactured by Shiloh for customers of Shiloh other than MTD.

     18. Intellectual Property. MTD shall own all existing and any intellectual property developments with regard to the manufacture of the Parts. Shiloh will assist, at no additional cost to MTD, with the filing of any patent or other intellectual property rights with regard thereto.

     19.  Physical Improvements and Repairs to the Purchased Assets.

     (a) Pursuant to Section 2(b) of this Agreement, Shiloh will be responsible for the normal, customary and routine maintenance of the Purchased Assets and MTD owned tooling and dies and related equipment. If the Purchased Assets require an accession, a "major overhaul", repair or other non-routine maintenance expenditure other than such matters resulting directly from the failure of Shiloh to follow proper maintenance and/or operational guidelines, Shiloh shall notify MTD of such requirements and MTD (with the cooperation of Shiloh) shall pay for such accession, overhaul or repair. If there should be a failure of the Purchased Assets other than such matters resulting directly from the failure of Shiloh to follow proper maintenance and/or operational guidelines, and if MTD should determine not to make the expenditures necessary to repair the Purchased

          Assets, Shiloh shall not be in default of its obligations under this Agreement and the provisions of Section 23 shall not apply.

     (b) In addition, if MTD determines that it is appropriate to make capital expenditures (as defined by generally accepted accounting principles) with regard to the Purchased Assets, such shall be coordinated between MTD and Shiloh, but MTD shall pay the same. MTD shall own any such improvements to the Purchased Assets. In addition, as part of the implementation of any such improvements, MTD and Shiloh shall mutually determine appropriate adjustments to the purchase prices set forth in
          Section 9, if any, in order to allocate between Shiloh and MTD the cost savings resulting from such process improvements.

     20. Default and Termination. Notwithstanding the above term of this Agreement, this Agreement may be terminated by a party upon the occurrence of any of the following as it relates to the other party and at the election of the terminating party as follows:

     (a) if any proceeding in bankruptcy or in reorganization or for the appointment of a receiver or trustee or any other proceedings under any law for the relief of debtors shall be instituted by or against a party or if a party shall make an assignment for the benefit of creditors;

     (b) if there is a material breach by a party of any of the terms of this Agreement, which breach is not remedied or substantial remedial steps completed by the breaching party to the non-breaching party's satisfaction within thirty (30) days of the breaching party's receipt of notice;

     (c) MTD may terminate this Agreement if MTD reasonably determines that Shiloh is not properly managing costs or if prices, quality, deliveries and/or services are at an unacceptable level; provided MTD will provide written notice to Shiloh of such matters and Shiloh will have a period of thirty (30) days to correct such problems;

     (d) If the other party shall cease to carry on its business or a substantial part thereof;

     (e)  Upon written agreement of the parties; or

     (f) By MTD, upon either (i) the sale of a controlling interest in the stock of Shiloh Industries, Inc. or (ii) the sale of all or substantially all of the assets of Shiloh Industries, Inc., to an unrelated third party.

     21.  Effect of Termination.

     (a) Upon termination of this Agreement as provided in Section 20 above, the terminating or non-breaching party shall have no further obligations under this

          Agreement, except for the payment of money due or to become due from either party to the other as a result of the purchase and sale of Parts hereunder. In the event this Agreement is terminated by MTD, MTD shall have the option to require Shiloh to complete manufacture of any Parts which are subject to an accepted Purchase Order prior to the effective date of termination or MTD may remove the Purchased Assets as set forth in Section [22] of this Agreement. Termination of this Agreement shall not affect the rights of the parties or remedies for breaches of this Agreement.

     (b) Upon termination of this Agreement, MTD will purchase from Shiloh at Shiloh's cost the remaining raw material (steel) and finished goods inventory of the Parts as long as such raw material and Parts meet quality specifications, show demand on MTD's material planning report in the next thirty (30) days, and cannot be used for other Shiloh customers.

     22. Removal of the Purchased Assets. Upon termination of the Agreement, MTD may notify Shiloh that MTD will remove one or more of the Purchased Assets. Shiloh will allow MTD access to the Facility for Shiloh to remove one or more of the Purchased Assets, and any related equipment at MTD's expense provided MTD has paid all invoices issued hereunder to Shiloh except those subject to reasonable dispute as set forth in Section 10 of this Agreement. MTD will cause the relevant portions of the Facility to be left in a "broom clean" condition (without removal of any foundations or filling of any pits). MTD shall take reasonable efforts during the removal of the Purchased Assets so as to minimize the interruption of the operations of Shiloh. Shiloh will cooperate with such removal at no additional cost to MTD. If MTD does not remove one or more of the Purchased Assets within one hundred eighty (180) days after termination due to expiration of the term without default by Shiloh, MTD will be deemed to have abandoned the Purchased Assets which were not removed. If the Agreement terminates due to default by Shiloh, MTD shall have three hundred sixty (360) after the date of termination days to remove the Purchased Assets or MTD will be deemed to have abandoned the Purchased Assets which were not removed.

     23. Early Termination Removal Expense Reimbursement. In the event MTD, during the initial term of this Agreement, removes the Purchased Assets after a default by Shiloh as set forth in Section 20 of this Agreement, Shiloh will on or after May 1, 2004, reimburse to MTD the verified cost of removal (actual verified out-of-pocket expense to third parties plus reasonable verified expense of MTD employees) of the Purchased Assets up to the amount of Five Hundred Thousand Dollars ($500,000.00).

     24. Notices. Any notices, requests or other communications hereunder shall be in writing and shall be deemed to have been duly given when made upon a party by personal service at any place where they may be found or by mailing such notices, requests, or communications by certified mail, postage prepaid and return receipt requested, or by internationally recognized courier, or by transmitting such notice by facsimile, in each case to the following addresses or facsimile numbers, as the case may be:

     As to MTD:

          Mr. Nicholas Cashier
          Vice President of Purchasing & Materials
          MTD Products Inc
          5965 Grafton Road
          Valley City, Ohio 44280-9711
          Telephone: (330) 225-2600
          Facsimile: (330) 273-7045

     As to Shiloh:

          Mr. Stephen E. Graham
          Chief Financial Officer
          Shiloh Corporation
          c/o Shiloh Industries, Inc.
          5389 West 130th Street
          Cleveland, Ohio 44130-1094
          Telephone: (216) 267-2600
          Facsimile: (216) 265-4244

or to such other addresses or telecopy numbers as such party may specify in a notice given to the other party as provided in this Section 24.

     25. Independent Contractors. The relationship established between the parties by this Agreement is that of vendor to vendee and nothing herein contained shall be deemed to establish or otherwise create a relationship of principal and agent between the parties. Each party is an independent contractor and shall not be deemed an agent of the other party for any purpose whatsoever. Neither party, nor any of its agents or employees shall have any right or authority to assume or create any obligation of any kind, whether express or implied, on behalf of the other party. Neither party shall make warranties or representations on behalf of the other party to customers or to the trade with respect to any of the Parts described herein, except such as may be expressly approved in writing by the other party.

     26. Force Majeure. Except for the payment of money, performance under this Agreement by either party may be postponed or extended automatically to the extent that a party is prevented from performing its obligations by any cause beyond its reasonable control, such as acts of God, strikes, labor disputes, supply disruptions, governmental regulations superimposed after the fact, fire, acts of war, riots, or other force majeure events, provided such cause does not arise from the non-performing party's negligent or intentional action, and provided further that the party unable to perform promptly notifies the other of the event and the estimated period of delay and provided further that during any such period of delay, MTD may source with another supplier any of the Parts which were being made by Shiloh and Shiloh will assist with the transfer of raw materials (steel), tooling and related items. In the event of such delay, the time for performance by the non-performing party will be extended for a period equal to the number of days during which such performance is delayed. Except for the negligent or intentional actions attributable to a particular party, neither party shall be liable for losses, damages, lost profits or consequential damages due to any delay, in shipment or in delivery or default resulting from a force majeure event set forth in this Agreement.

     27. Amendment of Agreement. This Agreement may be amended only upon the written approval of both parties to this Agreement or their permitted assigns, if applicable.

     28. Headings and Recitals. The headings in this Agreement are for convenience only and shall not be used to interpret or construe the provisions of this Agreement. The recitals set forth herein are a material provision of this Agreement and are to be relied upon by the parties.

     29. Waiver. Any failure on the part of either party to enforce at any time, or for any period of time, any of the provisions of this Agreement shall not be deemed or construed to be a waiver of such provisions or of the right of such party thereafter to enforce each and every such provision.

     30. Severability. If any provision of this Agreement shall be determined by any court of competent jurisdiction to be in whole or in part invalid or unenforceable, the Agreement in its entirety shall be automatically modified to exclude the offending provision and the remaining provisions shall remain in full force and effect.

     31. Counterparts. This Agreement has been executed in separate counterparts, each of which will be deemed an original copy hereof without production of the other counterparts, but all such counterparts constitute only one and the same agreement.

     32. Binding Effect. This Agreement has been duly authorized, executed and delivered by both parties and is the legal and binding obligation of the parties enforceable in accordance with its terms. This Agreement shall be binding upon and inure to the benefit of the successors and permitted assigns of the parties hereto. Shiloh acknowledges that MTD may assign this Agreement to its affiliates.

     33. Entire Agreement. This Agreement and the attached Exhibits contain the entire agreement between the parties hereto with respect to subject matter herein. This Agreement supersedes all prior negotiations, agreements and oral or written understandings and agreements between the parties related to the subject matter herein.

     IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the date set forth above.


                                   MTD PRODUCTS INC

                                   By:    /s/ Ronald C. Houser
                                          --------------------------------------
                                   Title: EXECUTIVE VICE PRESIDENT AND
                                          --------------------------------------
                                          CHIEF FINANCIAL OFFICER
                                          --------------------------------------


                                   SHILOH CORPORATION

                                   By:    /s/ Steven E. Graham
                                          --------------------------------------
                                   Title: CHIEF FINANCIAL OFFICER
                                          --------------------------------------



                      GUARANTEE OF SHILOH INDUSTRIES, INC.

     As the sole shareholder of Shiloh Corporation, Shiloh Industries, Inc. acknowledges the receipt of benefits pursuant to the Agreement and guarantees the obligations of Shiloh Automotive, Inc. as set forth in this Agreement.

                                   SHILOH INDUSTRIES, INC.

                                   By:    /s/ Steven E. Graham
                                          --------------------------------------
                                   Title: CHIEF FINANCIAL OFFICER
                                          --------------------------------------

                      Workcenter 19 15A Press and Feedline

                                  SCHEDULE ONE

       Asset
       -----
        No.   Description
        ---   -----------
          315 15A Press(Workcenter 19)
              Manufacturer                                             Danly
              Model                                          SC2-1500-132-84
              Serial Number                                         71297801
              In service date                                     07/30/1971
              Acquired Value                                   $  254,713.80
              Current Net Book Value                           $        0.00

         1840 15A Feedline
              Manufacturer                            Automatic Feed Company
              Model                                                      N/A
              Serial Number                                      98001-98020
              In service date                                     09/30/1999
              Acquired Value                                   $2,141,575.24
              Current Net Book Value                           $1,725,157.84

         1233 15A Gear work
              In service date                                     11/19/1992
              Acquired Value                                   $   29,900.00
              Current Net Book Value                           $    7,059.70

         1319 15A Motor
              In service date                                     03/31/1994
              Acquired Value                                   $   16,280.05
              Current Net Book Value                           $    5,652.81

         1926 15A Feedline rebuild
              In service date                                     01/31/2001
              Acquired Value                                   $  207,825.80
              Current Net Book Value                           $  190,506.99

              Total Workcenter 19
              Acquired Value                                   $2,650,294.89
              Current Net Book Value                           $1,928,377.34
                                                               =============

                    Workcenter 24   2000 Ton Press and Feedline

                                  SCHEDULE TWO

       Asset
       -----
        No.   Description
        ---   -----------
         1311 2000 Ton Press(Workcenter 24)
              Manufacturer                                            Niagra
              Model                                          SE4-2000-144-90
              Serial Number                                           P53805
              In service date                                     02/01/1994
              Acquired Value                                   $1,431,813.00
              Current Net Book Value                           $  477,271.01

         1313 2000 Ton Automatic Feedline
              Manufacturer                            Automatic Feed Company
              Model                                                      N/A
              Serial Number                                      92022-92029
              In service date                                     02/01/1994
              Acquired Value                                   $1,542,375.00
              Current Net Book Value                           $  514,125.00

         1488 2000 Ton Motor Rebuild
              In service date                                     12/11/1996
              Acquired Value                                   $    7,570.00
              Current Net Book Value                           $    4,310.72

         1844 2000 Ton straightener roll
              In service date                                     09/16/1999
              Acquired Value                                   $   15,971.09
              Current Net Book Value                           $   12,865.59

              Total Workcenter 24
              Acquired Value                                   $2,997,729.09
              Current Net Book Value                           $1,008,572.32
                                                               =============

                     Workcenter 25   1000 C Press and Feedline

                                 SCHEDULE THREE

     Asset
     -----
      No.   Description
      ---   -----------
       1354 1000C Press(Workcenter 25)
            Manufacturer                                           Clearing
            Model                                            S4-1000-200-80
            Serial Number                                           10-4501
            In service date                                      09/30/1994
            Acquired Value                                    $  873,344.34
            Current Net Book Value                            $  345,698.77

       1357 1000C Feedline
            Manufacturer                             Automatic Feed Company
            Model                                                       N/A
            Serial Number                                       93105-93140
            In service date                                      09/30/1994
            Acquired Value                                    $1,367,801.00
            Current Net Book Value                            $  531,922.58

       1345 1000 C Bolster
            In service date                                      09/30/1994
            Acquired Value                                    $   53,300.00
            Current Net Book Value                            $   20,727.75

       1347 1000C Digital Scale
            In service date                                      10/01/1994
            Acquired Value                                    $   12,704.25
            Current Net Book Value                            $    4,940.53

       1356 1000C Stacker
            Manufacturer                             Automatic Feed Company
            In service date                                      09/30/1994
            Acquired Value                                    $1,140,324.37
            Current Net Book Value                            $  443,459.48

       1541 1000C Die Cart
            In service date                                      04/01/1997
            Acquired Value                                    $  427,659.94
            Current Net Book Value                            $  255,408.01

       1551 1000C Revision
            In service date                                      05/08/1997
            Acquired Value                                    $    2,500.00
            Current Net Book Value                            $    1,510.43

            Total Workcenter 25
            Acquired Value                                    $3,877,633.90
            Current Net Book Value                            $1,603,667.55
                                                              =============